UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	December 11, 2017

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 East Swedesford Road, Suite 400, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(610) 225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Retirement and Election of New Director

On December 11, 2017, Jeffrey Graves notified the Board of Directors (the "Board") of Teleflex Incorporated (the "Company") that he will retire as a member of the Board, effective December 31, 2017, in order to devote additional time to his other professional and personal interests.

In addition, on December 11, 2017, the Board elected Andrew Krakauer to fill the vacancy created as a result of Mr. Graves' retirement, effective January 1, 2018. The Board also designated Mr. Krakauer to serve on the Compensation Committee of the Board, effective upon commencement of his service as a director. Although Mr. Graves’ term continues through the Company’s annual meeting of stockholders in 2019, Mr. Krakauer will stand for election at the 2018 annual meeting of stockholders for the remainder of Mr. Graves’ term.

Prior to his retirement in October 2016, Mr. Krakauer, 62, was Chief Executive Officer of Cantel Medical Corp. ("Cantel"), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel's board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.

In connection with his service on the Board, Mr. Krakauer will receive compensation consistent with the compensation currently provided to all Company non-employee directors, as described on pages 16 and 17 of the Company’s proxy statement for its 2017 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 31, 2017.

Mr. Krakauer had been identified as a potential Board candidate by one of the Company's external advisers in connection with the Company's previous efforts to identify candidates to replace a director who retired from the Board earlier in 2017. There are no arrangements or understandings between Mr. Krakauer, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Krakauer was selected as a director. There are no related party transactions between the Company and Mr. Krakauer (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K.

Amendment of Benson F. Smith Consulting Agreement

As previously disclosed, the Company entered into a Consulting Agreement with Benson F. Smith, the Company’s Chairman and Chief Executive Officer, who will be retiring as the Company’s Chief Executive Officer on December 31, 2017 (the "Consulting Agreement"). Under the Consulting Agreement, Mr. Smith will provide support to Liam Kelly, who will become the Company’s Chief Executive Officer on January 1, 2018, with respect to specified transition matters. The Consulting Agreement initially had a term of one year, through December 31, 2018. To facilitate Mr. Smith’s provision of additional support with respect to the Company’s integration efforts relating to its recent acquisition of NeoTract, Inc., the Board, on December 11, 2017, approved an extension of the term of the Consulting Agreement for an additional year, through December 31, 2019. Mr. Smith will be compensated for his services during the additional one-year term on the same terms as are applicable to the initial year of the Consulting Agreement. Specifically, during the second year of the Consulting Agreement, Mr. Smith will receive a fee of $406,250, payable in twelve equal monthly installments. The amount of the fee is based upon the estimated 130 hours of time that Mr. Smith is expected to devote to his consulting efforts in 2019, at the rate of $3,125 per hour; any additional consulting work by Mr. Smith, for which he will be paid at the same hourly rate, will be subject to the approval of the Company's Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2017	TELEFLEX INCORPORATED By: /s/ James J. Leyden Name: James J. Leyden Title: Vice President, General Counsel and Secretary